Exhibit 10.9
ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 22, 2011 by and between ADAPTOGENIX, LLC, a Utah limited liability company (the “Seller”), and AL INTERNATIONAL, Inc. a Delaware corporation (“Purchaser”). Seller and Purchaser are referred to collectively herein as the “Parties.”

WHEREAS, the Seller is engaged in the business of direct marketing or multi-level marketing with sales of various products and services (the “Business”) and has developed a distributorship organization of independent authorized agents (the “Distributor Organization”) for the sale of its products and services set forth on Schedule A attached hereto, including, without limitations, Renu IQ, Tazza Di Vita, and Pure3x brands (collectively, the “Products”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller used in or relating to the Business, and the Purchaser is willing to assume certain liabilities of the Seller relating to the Business, all upon the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Seller shall enter into a Consulting Agreement (the “Consulting Agreement”) and a Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”), substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Ancillary Agreements” means the bill of sale and the assignment and assumption agreement delivered at the Closing.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of San Diego, California.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Documents” means this Agreement together with the Note, Ancillary Agreements, the Schedules and Exhibits hereto and thereto and the Disclosure Schedule and the other agreements, documents and instruments executed in connection herewith.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental, or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Indebtedness” means, with respect to any Person, all indebtedness or similar obligation of such Person, whether or not contingent, including, without limitation, any Indebtedness of others guaranteed directly or indirectly in any manner by such Person.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (g) Software, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (m) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed by the Seller from a third Party, including the License Agreements.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property in and to which the Seller has, or has a right to hold, right, title and interest.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to the Seller in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” shall mean any rule or regulation of any Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Seller and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

ARTICLE II
PURCHASE AND SALE

2.1           Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement at the Closing, the Seller will sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller, all of the rights, title and interests of the Seller into and under all of the assets that are used or useful in connection with the Business (other than the Excluded Assets (as defined below)), including, without limitation, the following assets, free and clear of all Liens (collectively, the “Purchased Assets”):

(a)           Machinery, Equipment and Furniture. All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by the Seller at the locations at which the Business is conducted, or otherwise owned or held by the Seller at the Closing Date for use in the conduct of the Business, including, without limitation, the furniture, fixtures, equipment, machinery and tangible personal property listed in Schedule 2.1(a);

(b)           Inventory.  All inventory, including, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, related to the Business, maintained, held or stored by or for the Seller at any location whatsoever and any prepaid deposits for any of the same (the “Purchased Inventory”);

(c)            Accounts Receivable. All Receivables;

(d)            Books and Records. All books and records (other than those required by law to be retained by the Seller, copies of which will be made available to the Purchaser) including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

(e)            Goodwill. The goodwill of the Seller relating to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller and the right to use any words indicating that the Business is so carried on;

(f)            Intellectual Property. All the Seller’s right, title and interest in, to and under the Licensed Intellectual Property and the Owned Intellectual Property of the Seller related to the Business, including, without limitation, including, without limitation, the Licensed Intellectual Property and Owned Intellectual Property listed on Schedule 2.1(f) (the “Purchased Intellectual Property”)

(g)            Claims and Causes of Action. All Actions of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) pertaining to or arising out of the Business, and inuring to the benefit of the Seller, together with any and all Liens granted or otherwise available to Seller as security for collection of any of the foregoing;

(h)            Prepaid Expenses. All prepaid expenses of the Seller related to the Business;

(i)            Contracts. All rights under Contracts of or relating to the Business together with all of the Seller’s claims or rights of action now existing or hereafter arising thereunder, including, without limitation, those listed in Schedule 2.1(i); and

(j)            Permits. To the extent transferable, all Permits held or used by the Seller in connection with, or required for or useful for, the Business, including, without limitation, those listed in Schedule 2.1(j).

2.2           Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following property and assets of the Seller (collectively, the “Excluded Assets”):

(a)            All cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories held by the Seller in the following bank accounts: [describe]; and

(b)            All corporate records, including, but not limited to, the Seller’s minute book and stock record book (but not including records of the Business relating to operation of the Business described in Section 2.1(d)).

2.3           Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement at the Closing, the Purchaser shall assume and agree to pay, perform and discharge only (a) the Liabilities of the Seller arising under the Contracts included in the Purchased Assets from and after the Closing Date (other than liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof) and (b) certain commissions set forth on Schedule 2.3 (the “Assumed Liabilities”).

2.4           Excluded Liabilities. The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of the Seller other than the Assumed Liabilities (the “Excluded Liabilities”).

ARTICLE III
PURCHASE PRICE

3.1           Purchase Price. As consideration for the purchase of the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will pay to the Seller (i) the aggregate purchase price of One Million Two Hundred and Fifty Thousand ($1,250,000) (the “Purchase Price”) payable in accordance with Section 3.2 below; and (ii) assume the Assumed Liabilities. As part of its assumption of the Assumed Liabilities, the Purchaser will assume and pay for commissions owed to members of the Distributor Network (defined below) through August 31, 2011, but the Seller shall pay the Purchaser the pro rata amount of such commissions attributable to the portion of August 2011 prior to the date of Closing, based on revenue collected through the date of Closing. –

3.2           Payment of Purchase Price. The Purchaser shall pay, or cause to be paid, to the Seller the Purchase Price at the Closing as follows:

(a)            Payment to the Seller of $300,000 in cash by wire transfer, bank check or certified check (this amount shall be wire transferred to Seller’s account no later than August 22, 2011);

(b)            Payment to the Seller of $500,000 in cash by wire transfer, bank check or certified check if the Purchaser is able to obtain bank financing for this payment (this amount shall be wire transferred to Seller’s account no later than September 22, 2011 if the Purchaser is able to obtain bank financing for this payment). If the Purchaser is unable to obtain bank financing for this payment, the Purchaser shall pay Seller $100,000 in cash by wire transfer, bank check or certified check, which payment shall be wire transferred to Seller’s account no later than September 22, 2011; and

(c)            Deliver to the Seller a Promissory Note in substantially the form attached hereto as Exhibit C (the “Note”). The principal amount and payment terms of the Note shall vary depending on whether the Purchaser is able to obtain bank financing for the payments described in Section 3.2(b) above.

(i)            If the Seller is able to obtain such bank financing, the principal amount of the Note will be $450,000 ($1,250,000 less the cash payments of $300,000 and $500,000), and payments in the amount of $12,500 per month will be due until all principal and interest owed under the Note have been paid.

(ii)            If the Seller is unable to obtain such bank financing, the Purchase Price will increase by $50,000 and the principal amount of the Note will be $900,000 ($1,250,000 less the cash payments of $300,000 and $100,000 plus $50,000), and payments in the amount of $25,000 per month will be due until all principal and interest owed under the Note have been paid.

(d)            Regardless of the principal amount and payment terms of the Note, the Note will bear interest at the rate of ___% per annum, compounded monthly, and monthly payments under the Note will begin and will be due and payable starting on October 1, 2011.

3.3           Closing.

(a)           Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 3580 Carmel Mountain Road, Suite 300, San Diego, California, or at another location mutually agreeable to Seller and Purchaser, at a time and date to be mutually agreed between the Purchaser and the Seller (the day on which the Closing takes place being the “Closing Date”). Seller shall be entitled to terminate this Agreement, in Seller’s sole discretion, through the delivery of a written notice to the Purchaser if the Closing Date has not occurred for any reason on or before August 24, 2011.

(b)           At the Closing:

 (i) the Purchaser shall execute and deliver the Note and pay, or cause to be paid, to the Seller that portion of the Purchase Price to be paid at the Closing;

(ii) the Purchaser and the Seller shall execute and deliver such documents as are reasonably necessary, as determined by the Purchaser and Seller, to effectuate the transfer of the Purchased Assets, including, without limitation, an assignment and assumption agreement and a bill of sale, in forms reasonably acceptable to the Purchaser and the Seller; and

(iii) the Seller shall execute and deliver the Consulting Agreement and the Proprietary Information and Inventions Agreement.

3.4           Transfer Taxes. The Seller shall be liable for and shall pay all federal and state sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Seller to the Purchaser.

3.5           Allocation of Purchase Price. At the Closing, the Parties shall sign and deliver to each other a completed IRS Form 8594, Asset Acquisition Statement Under Section 1060, which shall allocate the Purchase Price among the Purchased Assets. The Parties shall file their respective state and federal income taxes in a manner that is consistent with information in the Form 8594.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser:

4.1           Qualification. The Seller is duly licensed or qualified to transact business in each of the jurisdictions in which the Seller operates the Business.

4.2           Authorization; Enforceability. The Seller has the power and authority to own, hold, lease and operate its properties and assets and to carry on the Business. The Seller has the power and authority to execute, deliver and perform this Agreement and the other Documents. This Agreement and each of the other Documents to be executed and delivered by the Seller have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Seller, enforceable against the Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3           No Violation or Conflict. None of (a) the execution and delivery by the Seller of this Agreement and the other Documents to be executed and delivered by the Seller, (b) consummation by the Seller of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Seller at the Closing, will (i) conflict with or violate any Law, Order or Permit applicable to the Seller or by which the Seller’s properties are bound or affected, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of the Seller pursuant to, any Contract or other instrument or obligation to which the Seller is a party or by which the Seller or its properties are bound or affected.

4.4           Litigation. There is no Litigation or investigation pending or, to the knowledge of the Seller, threatened against, or otherwise adversely affecting, the Business or the properties, assets (including the Purchased Assets) or rights of Seller relating thereto, before any Court or Governmental Authority, nor does there exist any reasonable basis for any such Litigation. The Seller is not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, hinder or delay the Seller from consummating the transactions contemplated by this Agreement. There is no Litigation pending or threatened that might call into question the validity of this Agreement or any of the other Documents or any action taken or to be taken pursuant hereto or thereto, nor does there exist any reasonable basis for any such Litigation. There is no action by the Seller pending or threatened against any third party with respect to the Business or any of the Purchased Assets.

4.5           Brokers. The Seller has not employed any financial advisor, broker or finder, and Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.6           Compliance with Law. To Seller’s knowledge, the Seller is, and has conducted and continues to conduct the Business, in compliance with, and is not in default or violation of, all Laws, Orders and other requirements applicable to it or by which any of its assets or properties are bound or affected including, without limitation, those relating to (i) the development, manufacture, packaging, distribution and marketing of products, (ii) employment, safety and health, and (iii) building, zoning and land use. The Seller is not subject to any Order that adversely affects, individually or in the aggregate, the Business, or its operations, properties, assets or condition (financial or otherwise). The Seller has not received any notice or other communication (whether written or oral from any Governmental Authority or other Person regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any Order to which the Seller, the Business or any of the Purchased Assets is or has been subject. To Seller’s knowledge, there is no existing Law or Order, and the Seller is not aware of any proposed Law or Order, which would prohibit or materially restrict the Purchaser from, or otherwise materially adversely affect the Purchaser in, conducting the Business in any jurisdiction in which such business is now conducted.

4.7           Governmental Consents and Approvals. To Seller’s knowledge, the execution, delivery and performance of this Agreement and the other Documents by the Seller and do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.8           No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets, other than purchase orders for inventory accepted by the Seller in the ordinary course of business, consistent with past practice.

4.9           Indebtedness. There is no Indebtedness related to the Business.

4.10           Personal Property. Schedule 4.1(a) lists all items or distinct groups of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by the Seller (the “Tangible Personal Property”). All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, reasonable wear and tear excepted, and has been maintained and repaired in accordance with good business practice.

4.11           Purchased Assets.

(a)             The Seller (i) owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property and the Tangible Personal Property, used, intended to be used in the conduct of the Business, and (ii) with respect to contractual rights, is a Party to and enjoys the right to the benefits of all Contracts, all of which properties, assets and rights constitute Purchased Assets, except for the Excluded Assets. The Seller has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Liens.

(b)            The Purchased Assets constitute (i) all of the properties, assets and rights, used, held or intended to be used in the Business, and (ii) all such properties, assets and rights as are necessary or useful in the conduct of the Business. At all times, the Seller has caused the Purchased Assets to be maintained, in all material respects, in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are used and intended to be used.

(c)            The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences to Seller. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will have received from Seller good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise will have acquired the interests of the Seller in the Purchased Assets, free and clear of all Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

4.12           Permits. Schedule 4.12.(j) lists all Permits used in or otherwise necessary for the conduct of the Business, each of which will be duly and validly transferred to the Purchaser in connection with the consummation of the transactions contemplated herein.  The Seller is, and at all times has been, in compliance with all conditions and requirements imposed by the Permits and the Seller has not received any notice of, and has no reason to believe, that any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. The Seller owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of any other Person. Each of the Permits is valid and in full force and effect and, none of the Permits will be terminated or adversely affected by the transactions contemplated hereby.

4.13            Intellectual Property.

(a)            Status. As of the Closing, the Seller has or will have as a result of the Closing full title and ownership of, or will be duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Liens, and, to Seller’s knowledge, without any conflict with or infringement upon the rights of others. As of the Closing, the Purchased Intellectual Property is sufficient for the conduct of the Business as currently conducted and as contemplated to be conducted. The Seller has not transferred ownership of, or agreed to transfer ownership of, any Intellectual Property related to the Business to any third Party. To the Seller’s knowledge, no third party has any ownership right, title, interest, claim in or lien on any of the Intellectual Property related to the Business, and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property related to the Business by any third party.The Seller has taken all necessary steps to prosecute, maintain, and preserve the legal rights and ownership interests in all Intellectual Property related to the Business.

(b)            License Agreements. Schedule 4.13(b) contains a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Seller is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Governmental Orders, settlements or similar obligations relating to any Intellectual Property to which the Seller is a party or otherwise bound (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of Seller, enforceable in accordance with their terms, and there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller under any such License Agreement. None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it with any of the provisions of this Agreement will conflict with or result in any breach of any provision contained in any of the Licensed Agreements.

(c)            Royalties. No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Owned Intellectual Property except pursuant to the License Agreements set forth in Schedule 2.1(j).

(d)            Invention Assignment and Confidentiality Agreement. The Seller has secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Owned Intellectual Property for the Seller (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property rights in such contribution that the Seller does not already own by operation of law and has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Owned Intellectual Property developed by the Author for the Seller. Without limiting the foregoing, the Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Authors.

(e)            Third Party Infringement. To the best of the Seller’s knowledge, the conduct of the Business as currently conducted and as contemplated to be conducted does not infringe upon any Intellectual Property rights of any third party. The Seller has not been notified by any third party of any allegation that Seller’s activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party. No third party has notified the Seller that (i) any of such third party’s Intellectual Property rights are infringed or (b) the Seller requires a license to any of such third party’s Intellectual Property rights. Further, the Seller has not been offered a license to any of such third party’s Intellectual Property rights.

(f)            Confidential Information. The Seller has taken all necessary steps in to protect the Seller’s rights in confidential information and trade secrets of the Seller. Without limiting the foregoing, the Seller has and enforces a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and assignment agreements. Except under confidentiality obligations, there has been no material disclosure of any Seller confidential information or trade secrets.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

5.1           Organization and Qualification. The Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware.

5.2           Authorization; Enforceability. The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by the Purchaser have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3      No Violation or Conflict. None of (a) the execution and delivery by the Purchaser of this Agreement and the other Documents to be executed and delivered by the Purchaser, (b) consummation by the Purchaser of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Purchaser at the Closing, will (i) conflict with or violate any Law, Order or Permit applicable to the Purchaser or by which the Purchaser’s properties are bound or affected, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of the Purchaser pursuant to, any Contract or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties are bound or affected.

ARTICLE VI
COVENANTS

6.1           Regulatory and Other Authorizations; Notices and Consents.

(a)            The Seller will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)            After the Closing, the Seller shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole and absolute discretion deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents.

(c)            Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Seller thereunder. The Seller will use its best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser as the Purchaser may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller’s obligations, any and all rights of the Seller against a third party thereto. The Seller will promptly pay to the Purchaser when received all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, the Seller and the Purchaser shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to the Purchaser by alternative arrangements satisfactory to the Purchaser and Seller, negotiate in good faith an adjustment in the Purchase Price.

6.2           Access.

(a)            In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of three years after the Closing, the Purchaser shall (i) retain the books and records of the Seller which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)            In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of three years following the Closing, the Seller shall (i) retain all books and records of the Seller which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

6.3           Confidentiality, Non-competition and Non-solicitation.

(a)            In partial consideration of the payment of the Purchase Price, as set forth in Section 3.1, the Seller and the Purchaser agree that, for a period of one year after the Closing (the “Restricted Period”), the Seller shall not engage, directly or indirectly, in any business anywhere in the world (other than solely in the Seller’s capacity as an employee of the Purchaser) that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business or the Seller as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, member, stockholder, consultant, director, officer, agent, employee or otherwise, any Person that competes with the Purchaser or the Business in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business or the Seller as of the Closing; provided, however, that, for the purposes of this Section 6.3, ownership of securities having no more than one percent (1%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 6.3 so long as the Person owning such securities has no other connection or relationship with such competitor.

 (b)            As a separate and independent covenant, the Seller agrees with the Purchaser that, during the Restricted Period, the Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business or the Seller, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business or the Seller with whom the Business or the Seller had any dealings prior to the Closing Date, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Purchaser or the Business, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Purchaser or the Business, or induce or attempt to induce any of them to leave the employ of the Purchaser or violate the terms of their contracts, or any employment arrangements, with the Purchaser.

(c)            The Seller agrees to, and will cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Seller, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 6.3(c), (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.3(c), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(d)            The Seller acknowledges that the restrictions set forth in this Section 6.3 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Purchaser, including, after the Closing, the Business. The Seller acknowledges that the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Purchaser in the event the covenants contained in this Section 6.3 were not complied with in accordance with their terms. Accordingly, the Seller agrees that any breach or threatened breach by it of any provision of this Section 6.3 shall entitle the Purchaser to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Purchaser. If Seller breaches the covenants set forth in Sections 6.3(a) or (b), the Restricted Period shall be extended for a period equal to that for which such breach continues.

(e)             It is the desire and intent of the parties that the provisions of this Section 6.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section 6.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section 6.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce this Section 6.3 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing Party all attorney's fees and expenses incurred by the prevailing party in such action.

6.4           Use of Intellectual Property.

(a)            From and after the Closing, the Seller shall not use any of the Owned Intellectual Property or the Licensed Intellectual Property except as permitted as an employee of the Purchaser or any Affiliate thereof.

(b)            As promptly as practicable following the Closing, the Seller shall remove any Owned Intellectual Property or Licensed Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use, put into use, or purport to authorize any other Person to use, after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

ARTICLE VII
INDEMNIFICATION; MILESTONE PAYMENTS

7.1           Survival of Representations and Warranties. The representations and warranties of the Seller and the Purchaser contained in this Agreement (and the indemnification obligations of the Company relating thereto) shall survive the Closing.

7.2           Indemnification.

(a)           Subject to the limitations and exceptions set forth in this Article VII, the Seller shall indemnify and hold harmless the Purchaser, its affiliates and each of their respective officers, directors, agents and employees, and each Person, if any, who controls or may control the Purchaser within the meaning of the Securities Act, and the Purchaser shall indemnify and hold harmless the Seller, its affiliates and each of their respective officers, directors, agents and employees, and each Person, if any, who controls or may control the Seller within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Seller or Purchaser, as the case may be, in this Agreement to be true and correct, (ii) any breach of or default in connection with any of the covenants or agreements made by the Seller or the Purchaser, as the case may be, in this Agreement, (iii) any failure of the Seller to have good and valid title to the Purchased Assets and (iv) any failure of the Seller to timely fulfill or discharge any of the Excluded Liabilities.

(b)           With respect to indemnification by the Seller, materiality standards or qualifications in any representation, warranty or covenant made by the Seller shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes and may, at the discretion of the Purchaser, take the form of a reduction in the principal amount outstanding under the Note.

(c)           With respect to indemnification by any Party, materiality standards or qualifications in any representation, warranty or covenant made by such Party shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes.

7.3           Claims. With respect to claims made for Indemnifiable Damages, the Purchaser or the Seller may deliver to the other, as applicable, a certificate signed by any officer of the delivering Party (an “Officer’s Certificate”):

(a)           stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages;

(b)           stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by the Purchaser to be incurred, paid, reserved or accrued); and

(c)           specifying in reasonable detail (based upon the information then possessed by the Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Seller is materially prejudiced thereby.

7.4           Resolution of Objections to Claims.

(a)           If the Seller or Purchaser, as applicable, objects in writing to any claim or claims by the claiming Party made in any Officer’s Certificate within such 30-day period, the Purchaser and the Seller shall attempt in good faith for forty-five (45) days after receipt of such written objection to resolve such objection. If the Purchaser and the Seller shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. The Purchaser or Seller, as applicable, shall be entitled to conclusively rely on any such memorandum and the Purchaser or Seller, as applicable, shall be entitled to payment from the Seller or Purchaser in the amount specified in the memorandum.

(b)           If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either the Purchaser or the Seller may submit the dispute to mandatory, final and binding arbitration to be held in the county of San Diego, the State of California. The dispute shall be resolved in accordance with Section 8.10 below and the decision of the arbitrator as to the validity and amount of any claim in the relevant Officer’s Certificate shall be non-appealable, binding and conclusive upon the Parties to this Agreement and the Purchaser shall be entitled to act in accordance with such decision.

(c)           The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of Judicial Arbitration & Mediation Services/EnDispute or its successor (“J.A.M.S.”) and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Party to the arbitration.

7.5           Third-Party Claims. In the event that the Purchaser becomes aware of a third-party claim which the Purchaser believes may result in a claim against the Purchaser by or on behalf of an Indemnified Person, the Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by the Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which the Purchaser may seek indemnification pursuant to a claim made hereunder). The Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Seller shall have objected within thirty (30) days after a written request for such consent by the Purchaser, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Seller has consented to any such settlement or resolution, the Seller shall not have any power or authority to object under Section 7.4 or any other provision of this Article VII to the amount of any claim by or on behalf of any Indemnified Person with respect to such settlement or resolution.

ARTICLE VIII
MISCELLANEOUS

8.1           Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to the Purchaser to:	AL International, Inc., dba Youngevity2400 Boswell Rd.Chula Vista, CA 91914Facsimile: 619-934-5009Attention: Steve Wallach

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.3580 Carmel Mountain Road, Suite 300San Diego, CA 92130Attn: Eddie Rodriguez

If to the Seller to:	[Seller][Address][City, State Zip]

With a copy (which shall not constitute notice) to:

Mark E. Rinehart
Attorney at LawRinehart Fetzer Simonsen & Booth P.C.1200 Chase Tower50 West Broadway
Salt Lake City, Utah 84101
Telephone: (801) 328-0266, ext. 101Fax: (801) 328-0269Cell Phone: (801) 898-3116Email: mark@rsf-law.com

All notices, requests, consents and other communications hereunder shall be deemed to have been (a) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (b) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by certified mail, on the 5th business day following the day such mailing is made.

8.2           Entire Agreement. The Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

8.3           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4           Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or Affiliates (in which event, representations and warranties relating to the Purchaser shall be appropriately modified). No assignment by Purchaser shall relieve Purchaser of liability for the obligations of Purchaser under this Agreement.

8.5           Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

8.6           Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

8.7           No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

8.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.9           Publicity. The Seller may not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser.

8.10           Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the Law of the State of California without giving effect to the conflict of law principles thereof.

8.11           Jurisdiction. Except as provided in Section 7.4, any legal action or proceeding with respect to this Agreement shall be brought in the courts of San Diego, California or of the United States of America located in San Diego, California. By execution and delivery of this Agreement, each of the Parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties hereby irrevocably waive an objection or defense that they now or hereafter have to the assertion of personal jurisdiction by any court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings.

8.12           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

8.13           Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.14           Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.15  Further Assurances. At any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, the Purchased Assets.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

AL INTERNATIONAL, INC.

By:
Name: Steve Wallach
Title:  CEO

ADAPTOGENIX, LLC

By:
Name:
Title:

Schedule A

Products and Services Being Acquired

Renu IQ, Tazza Di Vita, Pur3x Renew, Pur3x Revolution, Pur3x Passion, all clothing and marketing materials related to the above.  The inventory of the above listed in the financial statements less current sales.

Schedule 2.1(a)

Tangible Personal Property

Schedule 2.1(f)

Intellectual Property

Schedule 2.1(i)

Contracts

I do have some contracts with my shipping center, software center and formulators but it is my understanding that you probably won't be using any of them.  Most of them are just invoices and not really contracts as I've always paid cash for everything.  The only other relevant contract would be the current office lease I have which is on month to month and I'll be closing.

Schedule 2.1(j)

Permits

It is my understanding that there are none.  Perhaps my business license?  Only good in Bountiful UT.

Schedule 2.3

Commissions

EXHIBIT A

Consulting Agreement

EXHIBIT B

Proprietary Information and Inventions Agreement

EXHIBIT C

Promissory Note